Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY07 Second Quarter

Mountain View, Calif. - Oct. 26, 2006 - LaserCard Corporation (NASDAQ:LCRD), a leading supplier of ID credentials used in biometric identification, today announced the financial results for its fiscal 2007 second quarter ended September 30, 2006.

Revenues for the second quarter of fiscal 2007 were $6.3 million, compared with $10.6 million in the prior quarter and $8.7 million in the same quarter a year ago. The net loss for the second quarter of fiscal 2007 was $2.7 million, or ($0.23) per diluted share, compared with net income of $0.2 million or $0.02 per diluted share in the prior quarter, and a net loss of $0.6 million or ($0.05) per diluted share, in the same quarter a year ago.

LaserCard® optical memory card revenues for the quarter were $3.3 million compared with $7.5 million in the first quarter of fiscal 2007. Revenues from specialty cards and printers were $2.9 million in each of the first and second quarters of fiscal 2007.

Cash
LaserCard Corporation’s cash, cash equivalents, and short-term investments were $21.6 million at September 30, 2006 compared with $23.5 million at March 31, 2006.

“We’re pleased that our programs continue to progress,” said Richard Haddock, president and CEO of LaserCard. “In the U.S., we recently received a follow-on order for Green Cards and Laser Visa Border Crossing Cards for the Department of Homeland Security and we expect to receive a follow-on longer term contract soon. In Canada, the permanent resident program is expected to continue to run at recent historical volumes. Total shipments to India have reached more than one million optical memory cards, marking a milestone for us since inception of these projects.

“In the Middle East, we have received purchase orders totaling about $4 million under our $11 million contract to supply optical smart cards, personalization equipment, software and support services to the government of a Middle Eastern nation. Card issuance sites are being installed nationwide and card issuance is proceeding. Revenue is being deferred and will be recognized on a per card issued basis, once the remaining card issuance sites have been installed,” continued Haddock. “In addition to the $11 million contract, we received a purchase order for 100 additional units of our secure card encoder product, which demonstrates a strong commitment to the expansion of the government’s card issuance network. These drives are expected to be shipped in the December quarter.

“In Italy, the commission established to make recommendations to improve the efficiency, cost effectiveness and speed of rollout of the national citizen ID card program continues its work. After completion of its work, we anticipate receiving follow-on orders. At full implementation and based upon information available for issuance of documents that are being replaced, we continue to believe the program will result in annual revenues between $40 million and $50 million over a five-year period from full implementation,” said Haddock.

“In the near term, our profitability will be largely dependent upon the timing and magnitude of optical memory card orders for the Italian program. Across all our programs, we have a total backlog of $3.2 million in optical memory cards, of which $2.5 million is scheduled to be shipped in the December quarter. We believe that we will receive additional orders in the December quarter, however, it is unlikely that we will receive sufficient shippable orders to enable us to record a profit,” said Haddock.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the company's fiscal 2007 second quarter results today, October 26, 2006, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 517-308-9001 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 402-220-5218. You will need to reference the passcode “LaserCard” and the conference leader “Richard Haddock.” To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com. The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, a leader in secure ID solutions, manufactures and markets LaserCard® optical memory cards with IDLock™, chip-ready Optical/Smart™ cards and other advanced-technology secure identification cards. The Company has sold over 35 million secure ID cards to meet the demanding requirements for border security, immigration and national identification in countries around the world, including the United States, Canada, and Italy. In addition, the Company manufactures optical card read/write drives and develops optical card system software, card-related ID subsystems and peripherals. The Company operates a wholly owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures advanced-technology cards and also markets cards, system solutions, and card personalization printers under the cards & more brand.

Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Examples of forward-looking statements in this release include the expectations that the U.S. government will enter into a contract with its prime contractor which will in turn subcontract with the Company soon; that card shipments for the Canadian permanent resident program will continue at recent historic levels; that we will ship 100 drives to the Middle Eastern country during our fiscal 2007 third quarter; that the Italian national citizen ID card program will result in annual revenues between $40 million and $50 million over a five-year period from full implementation; that we will receive additional orders beyond those in backlog but nonetheless will incur a loss in our fiscal 2007 third quarter; and that our near term profitability is largely dependent upon the magnitude and timing of the Italian program card order. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the U.S. government prior to year end commits to continue these programs, decides to have a long-term contract rather than operate on purchase orders, and chooses to retain the Company’s optical card technology and whether the prime contractor selects the Company as a subcontractor should it be awarded the U.S. government contract; the extent to which the Italian national citizen card program is fully implemented as we envision with the Company as the card vendor; whether the Middle Eastern country scheduled delivery dates for drives are rescheduled or canceled in whole or in part; and whether we will be able to timely make and deliver quality cards when ordered; and whether our other programs, particularly in the U.S. and a Middle Eastern country, continue as we expect as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2006	2005	2006	2005

Revenues	$6,294	$8,699	$16,848	$15,693
Cost of product sales (includes $81 and $168 stock-based
compensation in the three and six months in 2006)	5,466	6,206	11,855	11,360
Gross profit	828	2,493	4,993	4,333

Operating expenses:
Selling, general, and administrative expenses (includes
$231 and $471stock-based compensation in the three
and six months in 2006 and $35 and $67 in the three and
six months in 2005, respectively)	2,998	2,612	6,418	5,743
Research and development expenses (includes $102 and $208
stock-based compensation in the three and six months in 2006)	800	552	1,545	1,051
Total operating expenses	3,798	3,164	7,963	6,794
Operating loss	(2,970)	(671)	(2,970)	(2,461)

Other income, net	233	108	439	204

Loss before income taxes	(2,737)	(563)	(2,531)	(2,257)

Income tax expense (benefit)	(65)	1	(71)	1

Net loss	$(2,672)	$(564)	$(2,460)	$(2,258)

Net loss per share:
Basic	$(0.23)	$(0.05)	$(0.21)	$(0.20)
Diluted	$(0.23)	$(0.05)	$(0.21)	$(0.20)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	11,816	11,355	11,792	11,350
Diluted	11,816	11,355	11,792	11,350

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September	March
	30, 2006	31, 2006*
ASSETS
Current assets:
Cash and cash equivalents	$1,797	$2,121
Short-term investments	19,800	21,350
Accounts receivable, net of allowance	2,743	4,920
Inventories, net of reserve	9,375	8,874
Deferred contract costs	1,427	1,041
Prepaid and other current assets	1,914	1,268
Total current assets	37,056	39,574

Property and equipment, net	12,648	12,306
Deferred long-term contract costs	649	—
Equipment held for resale	6,145	5,877
Patents and other intangibles, net	878	889
Goodwill	3,321	3,321
Notes receivable	216	205
Other non-current assets	115	163
Total assets	$61,028	$62,335

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,893	$3,311
Accrued liabilities	2,449	3,118
Deferred tax liabilities	556	568
Advance payments from customers	3,154	1,772
Deferred revenue	522	459
Total current liabilities	8,574	9,228

Advance payments from customer	18,500	18,500
Deferred revenue	2,000	2,000
Long-term deferred rent	706	590
Total liabilities	29,780	30,318

Stockholders' equity:
Common stock	118	117
Additional paid-in capital	59,848	58,255
Accumulated deficit	(28,811)	(26,351)
Accumulated other comprehensive income (loss)	93	(4)
Total stockholders' equity	31,248	32,017

Total liabilities and stockholders' equity	$61,028	$62,335

*Amounts derived from audited financial statements at the date indicated.